Exhibit 10.8

FORM OF

RAM HOLDINGS LTD.

AMENDED AND RESTATED 2006 EQUITY PLAN

NOTICE OF SHARE OPTION GRANT AND

SHARE OPTION AWARD AGREEMENT

NOTICE OF SHARE OPTION GRANT

     RAM Holdings Ltd., a Bermuda exempted company (“RAM”), grants to the Optionee named below an option (the “Option”) to purchase, in accordance with the terms of the RAM Holdings Ltd. Amended and Restated 2006 Equity Plan (the “Plan”) and this nonqualified share option agreement (the “Award Agreement”), the number of Common Shares of RAM (the “Shares”) at the exercise price per share (the “Exercise Price”) set forth as follows:

OPTIONEE

OPTIONS GRANTED

EXERCISE PRICE PER SHARE

DATE OF GRANT

EXPIRATION DATE	Seven years from the Date of Grant.

VESTING SCHEDULE	The Options will vest in four equal installments on each of the first four anniversaries of the Date of Grant.

SHARE OPTION AWARD AGREEMENT

1.    Incorporation of Plan Terms.

     This Award Agreement and the Options granted hereby shall be subject to the Plan, the terms of which are incorporated herein by reference, and in the event of any conflict or inconsistency between the Plan and this Award Agreement, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, a copy of which has been furnished to the Optionee.

2.    Grant of Option.

     Subject to the conditions contained herein and in the Plan, RAM grants to the Optionee, as of the Date of Grant, the Option to purchase the number of Shares specified above at the Exercise Price. The Shares issuable upon exercise of the Option are from time to time referred to herein as the “Option Shares.” The grant of an Option shall impose no obligation on the part of the Optionee to exercise the Option. The Option shall vest as specified above in the Notice of Share Option Grant and be exercisable as hereinafter provided.

3.    Terms and Conditions of the Option.

The Option is granted subject to the following terms and conditions:

     (a) Vesting; Exercisability. The Option shall vest and become exercisable in accordance with the vesting schedule set forth above in the Notice of Share Option Grant, which vesting schedule shall be no less favorable to the Optionee than that set forth in any applicable vesting schedule set forth in any employment, management retention, change in control, severance or similar agreement between the Optionee and RAM or any of its Subsidiaries or affiliates, unless the Option has earlier vested or been forfeited in accordance with the terms hereof.

     (b) Term of the Option. The Option shall terminate and no longer be exercisable on the earlier of (i) the seventh anniversary of the Date of Grant or (ii) the date specified for termination of the Option in Sections 4(a), 4(b) and 4(c) below; provided, however, if the termination date falls on a date which the Optionee is prohibited by RAM’s policy in effect on such date from engaging in transactions in RAM’s securities, such termination date shall be extended to ten business days following the first date that the Optionee has been advised that the Optionee is permitted to engage in transactions in RAM’s securities under such RAM policy.

     (c) Notice of Exercise. Subject to Sections 3(d) and 3(f) and 4 hereof, the Optionee may exercise all or any portion of the Option (to the extent vested) by giving notice of exercise to RAM or RAM’s agent, provided, however, that no less than 10 Option Shares may be purchased upon any exercise of the Option unless the number of Option Shares purchased at such time is the total number of Option Shares in respect of which the Option is then exercisable, and provided, further, that in no event shall the Option be exercisable for a fractional share. The date of exercise of an Option shall be the later of (i) the date on which RAM or RAM’s agent receives such notice or (ii) the date on which the conditions provided in Sections 3(d) and 3(f) are satisfied. Notwithstanding any other provision of this Award Agreement, the Optionee may not exercise the Option, whether in whole or in part, and no Option Shares will be issued by RAM in respect of any such attempted exercise, at any time when such exercise is prohibited by RAM policy then in effect concerning transactions by the Optionee in RAM’s securities.

     (d) Payment. Prior to the issuance of a certificate pursuant to Section 3(g) hereof evidencing the Option Shares in respect of which all or a portion of the Option shall have been exercised, the Optionee shall have paid to RAM the Exercise Price for all Option Shares purchased pursuant to the exercise of such Option. Payment may be made by personal check, bank draft or postal or express money order (such modes of payment are collectively referred to as “cash”) payable to the order of RAM in U.S. dollars. Payment may also be made in Common Shares owned by the Optionee, or in any combination of cash or such shares as the Committee in its sole discretion may approve. Such shares shall be valued at their Fair Market Value as of the date of exercise. Payment of the Exercise Price in Common Shares owned by the Optionee shall be made by delivering to RAM the share certificate(s) representing the required number of shares, with the Optionee signing his or her name on the back, or by attaching executed share powers/share transfer forms (with the signature of the Optionee authenticated in either case); payment of the Exercise Price in Common Shares owned by the Optionee may also be made through constructive surrender, by submission of an attestation of ownership in the form approved by RAM and with such signatures or other guarantees as may be required by RAM. In the discretion of the Committee, and in accordance with rules and procedures established by the Committee (or by any person to whom authority to establish such rules and procedures shall have been delegated by the Committee), the Optionee shall be permitted to make a “cashless” exercise of all or a portion of the Option. Common Shares issued pursuant to the exercise of a Share Option shall, subject to the terms hereof, be purchased for consideration, paid for at such times, by such methods, and in such forms, including cash, share repurchase, option cancellation, Optionee services or other consideration, as the Committee shall determine.

     (e) Shareholder Rights. The Optionee shall have no rights as a shareholder with respect to any Shares issuable upon exercise of the Option until the Optionee shall become the holder of record thereof, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Optionee shall become the holder of record thereof.

     (f) Limitation on Exercise. The Option shall not be exercisable unless the offer and sale of Common Shares pursuant thereto has been registered under the Securities Act of 1933, as amended (the “1933 Act”), and qualified under applicable state “blue sky” laws or RAM has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available.

     (g) Issuance of Shares. Subject to the foregoing conditions, as soon as is reasonably practicable after its receipt of a proper notice of exercise and payment of the Exercise Price for the number of Shares with respect to which the Option is exercised, RAM either (i) shall deliver or cause to be delivered to the Optionee (or to such person to whom the Option has been transferred pursuant to Section 5 hereof; or following the Optionee’s death, to such other person entitled to exercise the Option), at the principal office of RAM or at such other location as may be acceptable to RAM and the Optionee (or such other person), one or more share certificates in the name of the Optionee (or of the person or persons to whom such option was transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order) for the appropriate number of Shares issued in connection with such exercise or (ii) shall transfer the appropriate number of Shares issued in connection with such exercise to the brokerage account designated by the Optionee to RAM in writing prior to exercise. Such Shares shall be fully paid and nonassessable.

  (h) Non-qualified Status of the Option. The Option granted hereby is not intended to qualify, and shall not be treated, as an “incentive stock option” within the meaning of Code Section 422.

4.    Termination of Employment.

     (a) General. Subject to Sections 4(c) and 4(d) hereof, if the Optionee’s employment with RAM and its Subsidiaries terminates for any reason including Good Reason but other than death, Permanent Disability (as defined herein) or Retirement (as defined herein) prior to the satisfaction of any vesting period requirement under Section 3(a) hereof, the unvested portion of the Option shall be forfeited to RAM, and the Optionee shall have no further right or interest therein, unless the Committee in its sole discretion shall determine otherwise. Notwithstanding anything herein to the contrary, if the Optionee’s employment with RAM and its Subsidiaries is terminated for Cause, the Option (whether vested or unvested) shall be forfeited to RAM, and the Optionee shall have no further right or interest therein.

     (b) Exercise Following Termination of Employment. If the Optionee’s employment with RAM and its Subsidiaries terminates for any reason including Good Reason but other than death, Permanent Disability, Cause or Retirement (as defined herein) after the Option has vested in accordance with Sections 3(a), 4(a) and 4(d) hereof with respect to all or a portion of the Shares subject to the Option, the Optionee shall have the right, subject to the terms and conditions hereof and of the Plan, to exercise the Option, to the extent it has vested as of the date of such Termination of Employment, at any time within three months after the date of such termination, subject to the earlier expiration of the Option and except as otherwise provided in Section 3(b).

     (c) Exercise Following Termination of Employment Due to Death, Permanent Disability or Retirement.

     (i) If the Optionee’s employment with RAM and its Subsidiaries terminates due to (A) death or (B) Permanent Disability or (C) Retirement and in each case after at least three years of continuous service with RAM and its Subsidiaries (including service with a corporation or other entity acquired by RAM), in any such case prior to the satisfaction of any vesting period requirement under Section 3(a) hereof, the Option shall be deemed to have vested in full as of the date of death or termination due to Permanent Disability or such Retirement.

     (ii) Following Termination of Employment due to death, Permanent Disability or Retirement, the Option may be exercised to the extent vested on the date of death, disability or Retirement by the Optionee, or the Optionee’s Permitted Transferee, estate, personal representative or beneficiary, as the case may be, within three years after the date of death or Termination of Employment due to Permanent Disability or Retirement, subject to the earlier expiration of the Option as provided in Section 3(b).

     (d) Exercise Following a Change in Control. If the Optionee’s employment with RAM and its Subsidiaries terminates (i) for Good Reason or without Cause, provided that such termination is within one year following a Change in Control, or (ii) without Cause, provided that such termination is prior to and in anticipation of a Change in Control at the request of a third party who has indicated an intention to consummate a Change in Control and such Change in Control occurs and provided further that such third party does not thereafter re-appoint the Optionee to a similar position and title and with at least the same compensation and similar responsibilities as provided for in the Optionee’s Employment Agreement, then the Option shall be deemed to have vested in full as of the date of such Termination of Employment, however, the accelerated portion of the Option may not be exercised until the Change in Control occurs.

     (e) Definitions. For purposes hereof, the following terms shall have the meanings specified below:

     (i)      Termination of Employment. The employment of the Optionee shall be deemed terminated if the Optionee is no longer employed by RAM or any of its Subsidiaries for any reason. The Committee shall have discretion to determine whether military or government service or an authorized leave of absence (as a result of disability or otherwise) shall constitute a Termination of Employment for purposes hereof, in accordance with applicable law.

     (ii)      Cause. Each of the following shall constitute “Cause” for Termination of Employment:

(A)	the Optionee’s commission of any felony;

(B)	the Optionee’s gross negligence, willful malfeasance or gross misconduct in connection with his employment;

(C)
a substantial and continual refusal by the Optionee in breach of his or her Employment Agreement to perform the duties, responsibilities or obligations assigned to the Optionee pursuant to the terms thereof;

(D)	the Optionee’s failure to fully cooperate with a regulatory investigation involving RAM or any of its Subsidiaries or affiliates; or

(E)	any one or more acts by the Optionee of dishonesty, theft, larceny, embezzlement or fraud from or with respect to RAM of any of its Subsidiaries or affiliates.

By way of example, termination from employment necessitated by the Optionee’s inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the Optionee has used his or her best efforts to maintain such permit or in connection with a Change in Control does not constitute termination for Cause. Notwithstanding the foregoing, a termination shall not be treated as a termination for Cause unless RAM shall have delivered a written notice to the Optionee within 30 days of the actual knowledge of the Chief Executive Officer of RAM, or, if the Optionee is the Chief Executive Officer of RAM, a majority of the members of the Board, of the occurrence of one or more of such events that may give rise to a Termination of Employment for Cause and, for an event described in Section 4(e)(ii)(C) above, if capable of being cured, shall not have been cured by the Optionee within 30 days of the receipt of such notice and, for an event described in Section 4(e) (ii)(D) above, shall not have been cured by the Optionee immediately after receipt of such notice. If RAM has provided the notice described in the preceding sentence to the Optionee on at least two separate occasions which involved substantially similar behavior, RAM may immediately terminate the Optionee for Cause upon the occurrence of a third similar event without regard to the notice and cure period described in the preceding sentence.

     (iii)      Good Reason. A termination of the Optionee’s employment for Good Reason shall mean a termination of the Optionee’s employment by the Optionee for one or more of the following reasons: (A) a reduction in the Optionee’s Base Salary, Cost of Living Allowance or the target bonus opportunity described in the Optionee’s Employment Agreement, (B) RAM’s removal of the Optionee from his/her position with RAM, (C) a material breach of the Optionee’s Employment Agreement by RAM, (D) a material diminution in the Optionee’s duties or the assignment to the Optionee of duties that are not materially consistent with those customarily assigned to the [title of officer] of a company of the size and nature of RAM or which do, or would be reasonably expected to, materially impair his ability to function as the [title of officer] of RAM, (E) a relocation of the corporate headquarters away from Bermuda, (F) the refusal of a purchaser of all or substantially all of the assets of RAM to continue the Optionee’s employment with substantially the same position, title and responsibilities and at least the same compensation as provided for under the Optionee’s Employment Agreement, or (G) the Optionee’s inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the Optionee has used his or her best efforts to maintain such permit. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (1) if the Optionee shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason, or (2) unless the Optionee shall have delivered a written notice to the Board within 90 days of his having actual knowledge of the occurrence of one or more of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured by RAM within 30 days of the receipt of such notice.

     (iv)      Permanent Disability. “Permanent Disability” shall mean circumstances that entitle the Optionee to receive benefits under the long-term disability policy maintained by RAM or any of its Subsidiaries for the Optionee.

     (v)      Retirement. “Retirement” shall mean the termination of the Optionee’s employment on or after age 55 with at least ten years of service with RAM, except for Cause.

     (vi)      Change in Control. A “Change in Control” shall be deemed to occur on the date on which one of the following events occurs:

(A)	the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than by The PMI Group, Inc., of 50% or more of the combined voting power of the then outstanding voting securities of RAM;

(B)	the merger, amalgamation, reorganization, or consolidation of, or share exchange involving RAM, as a result of which the shareholders of RAM immediately before such transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(C)	a sale of all or substantially all of RAM’s assets; and

(D)	approval by RAM of the liquidation or dissolution of RAM.

Notwithstanding the foregoing, if RAM or any of its Subsidiaries or affiliates has entered, or enters, into any employment, management retention, change in control, severance or similar agreement with the Optionee, which agreement sets forth any of the foregoing definitions, then such definition, rather than the definition set forth above, shall control for purposes of this Award Agreement.

     (f) Exercise Following Termination of Employment Subject to RAM Policies on Insider Trading. Any exercise of the Option pursuant to Section 4(b) or 4(c) above following termination of the Optionee’s employment for any reason other than death shall be subject to, and shall be permitted only to the extent such exercise complies with, the policies of RAM concerning insider trading.

     (g) Cancellation of Option and Repayment of Option Gain. Notwithstanding any other provision of this Award Agreement, the Committee may cancel all or any portion of the Option, whether or not vested, and may require the Optionee to repay to RAM all or any portion of the Option Gain (as defined herein) that the Optionee realizes from any full or partial exercise of the Option occurring within six months before or one year after the termination of the Optionee’s employment with RAM and its Subsidiaries (other than a termination of the Optionee’s employment due to the expiration of the term of the Optionee’s Employment Agreement), if the Optionee engages in Competitive Activity (as defined herein) within one year following such termination of the Optionee’s employment. An Optionee will be considered to engage in “Competitive Activity” if the Optionee (1) enters into a relationship as an employee, officer, partner, member, director, independent contractor, consultant, advisor or agent of, or in any similar relationship with, any corporation, partnership, limited liability company, joint venture or other business entity that engages in a financial guaranty reinsurance business, whether existing or to be formed, without regard to its claims-paying ability (a “Competitor”), where the Optionee will be responsible for providing services which are similar or substantially related to the services that the Optionee provided during any of the last three years of the Optionee’s employment with RAM and its Subsidiaries or (2) either alone, or in concert with others, acquires or maintains beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity securities of a Competitor. The amount of the Optionee’s “Option Gain” realized upon full or partial exercise of an Option is the amount of income that would be reportable on the Optionee’s Form W-2 (or successor form) if RAM issued such a form to the Optionee, as determined by the Committee in its sole discretion for the year in which such exercise occurs. RAM may require the Optionee, in connection with any full or partial exercise of an Option, to certify in a manner acceptable to RAM that the Optionee has not engaged in Competitive Activity and may decline to give effect to such exercise if the Optionee fails so to certify. If the Optionee is required to repay any Option Gain to RAM pursuant to this Section 4(g), the Optionee shall pay such amount in such manner and on such terms and conditions as RAM may require, and RAM shall be entitled to withhold or set-off against any other amount owed to the Optionee by RAM or any of its Subsidiaries (other than any amount owed to the Optionee under any retirement plan intended to be qualified under Section 401(a) of the Code) up to any amount sufficient to satisfy any unpaid obligation of the Optionee under this Section 4(g).

5.    Transfer; Option Exercisable Only by Optionee and Permitted Transferees.

     The Option may not be transferred, pledged, assigned, or otherwise disposed of, except (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) for no consideration, subject to such rules and conditions as may be established by the Committee, to a member or members of the Optionee’s immediate family (as defined below) or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such immediate family members (the parties identified in clauses (i), (ii), and (iii) being referred to collectively as “Permitted Transferees”). If the Option is transferred to a Permitted Transferee, it shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Optionee.

     The Optionee shall promptly notify RAM of any proposed transfer to a Permitted Transferee in advance in writing and shall upon request provide RAM with information concerning the Permitted Transferee’s financial condition and investment experience. No assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except as permitted by this Section 5, shall vest in the assignee or transferee any interest or right in the Option, but immediately upon any attempt to assign or transfer the Option the same shall terminate and be of no force or effect. For purposes of this Option Agreement, the Optionee’s “immediate family” means any child, stepchild, grandchild, spouse, son-in-law or daughter-in-law and shall include adoptive relationships.

6.    Tax Withholding.

     RAM shall have the right, prior to the issuance of the Shares as set forth in section 3(g) hereof, to require the Optionee to remit to RAM any amount sufficient to satisfy the minimum required Federal, state or local tax withholding requirements. To the extent permitted by applicable law, RAM may permit the Optionee to satisfy, in whole or in part, such obligation to remit the minimum statutory withholding amount of taxes, by directing RAM to withhold the Shares that would otherwise be received by the Optionee, pursuant to such rules as the Committee may establish from time to time. RAM shall also have the right to deduct from all cash payments made pursuant to or in connection with the Option the minimum required Federal, state or local taxes required to be withheld with respect to such payments or, if the Optionee so elects, up to the maximum Federal, state or local income taxes or such lesser amount as determined by RAM in order to assure that it complies with applicable accounting standards.

7.    No Restriction on Right to Effect Corporate Changes; No Right to Employment.

     Neither the Plan, this Award Agreement nor the existence of the Option shall affect in any way the right or power of RAM or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in RAM’s capital structure or its business, or any merger or consolidation of RAM, or any issue of bonds, debentures, preferred or prior preference shares ahead of or convertible into, or otherwise affecting the Common Shares or the rights thereof, or the dissolution or liquidation of RAM, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     In addition, neither this Award Agreement, the grant of the Option nor any action taken hereunder shall be deemed to limit or restrict the right of RAM to terminate the Optionee’s employment at any time, for any reason, with or without Cause.

8.    Adjustment of and Changes in Shares.

     In the event of any merger, amalgamation, consolidation, recapitalization, reclassification, share dividend, bonus issue, special cash dividend, or other change in corporate structure affecting the Common Shares, the Committee shall, as necessary, make such equitable adjustments, if any, as it reasonably deems appropriate in the number and class of shares subject to, and the Exercise Price of, the Option. The foregoing adjustments shall be made as reasonably determined by the Committee in its sole discretion with a view to preserving the benefits or potential benefits intended to be made available to the Optionee.

9.    Preemption of Applicable Laws and Regulations.

     Anything herein to the contrary notwithstanding, if, at any time specified herein for the issuance of Shares to the Optionee, any law, regulation or requirement of any governmental authority having jurisdiction shall require either RAM or the Optionee to take any action in connection with the Shares then to be issued, the issuance of such Shares shall be deferred until such action shall have been taken.

10.    Committee Decisions Final.

     Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, or in connection with, this Award Agreement or the Option shall be determined by the Committee, and any such determination or any other determination by the Committee under or pursuant to this Award Agreement and any interpretation by the Committee of the terms of the Option shall be final and binding on all persons affected thereby.

11.    Amendments.

     The Committee shall have the power to alter or amend the terms of the Option as set forth herein from time to time, in any manner consistent with the provisions of Section 16 of the Plan, provided, however, that no such alteration, suspension or amendment may be binding on the Optionee to the extent that is inconsistent with the terms of any employment, management retention, change in control, severance or similar agreement between that the Optionee and RAM or any of its Subsidiaries or affiliates and adversely affects the rights of the Optionee under the Option, without the written consent of the Optionee, and provided further, that no amendment will be made that is inconsistent with Code Section 409A. Any alteration or amendment of the terms of the Option by the Committee shall, upon adoption, with written consent to the extent required consistent herewith, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Optionee of any such alteration or amendment as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Optionee and RAM by mutual consent to alter or amend the terms of the Option in any manner which is consistent with the Plan and approved by the Committee. In addition, the terms of the Option may be amended or supplemented by any employment, management retention, severance or similar agreement entered into between RAM and the Optionee (including any such agreement entered into prior to the Date of Grant) and approved, to the extent such agreement amends or supplements the terms of the Option, by the Committee. Notwithstanding anything in the Plan to the contrary, the Committee may amend this Award Agreement, without the consent of any Optionee, to the extent it deems necessary or desirable to comply with Code Section 409A.

12.    Notice Requirements.

     Any notice which either party hereto may be required or permitted to give to the other shall be in writing. Such notice may be delivered to RAM personally or by mail, postage prepaid and shall be addressed to RAM in care of its Secretary at the principal executive office of RAM and to the Optionee at the address appearing in the personnel records of RAM for the Optionee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

13.    Governing Law.

     The terms and conditions stated herein are to be governed by, and construed in accordance with, the laws of New York.

14.    Entire Agreement; Headings.

     This Award Agreement and the other related documents expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof, with the exception of any contrary provision set forth in any employment, management retention, change in control, severance or similar agreement between the Optionee and RAM or any of its Subsidiaries or affiliates. In the event of a discrepancy or inconsistency in the number of Shares covered by the Option, the Date of Grant, the vesting schedule, the Exercise Price or any other term in this Award Agreement and the resolutions of the Committee authorizing the grant of the Option covered hereby, such resolutions shall control and RAM shall have the right, in its sole discretion, to replace the Award Agreement or any portion thereof with a correct version. The headings of Sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Award Agreement.

RAM HOLDINGS LTD.
By:
Name:
Title:

OPTIONEE:

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